Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
mediateam@allstate.com        (847) 402-2800

Allstate Reports Third Quarter 2025 Results
Transformative Growth execution results in strong operating results

NORTHBROOK, Ill., November 5, 2025 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2025.
“Allstate delivered excellent operating results in the third quarter,” said Tom Wilson, who leads The Allstate Corporation. “Revenues increased to $17.3 billion, a 3.8% increase over the prior year. Policies in force increased to 209.5 million due to continued growth in Protection Plans and increased homeowners and auto insurance policies in force. Net income was $3.7 billion, driven by strong operating performance across the Property-Liability business, modest catastrophe losses, higher investment results and favorable insurance reserve releases. Adjusted net income* was $3.0 billion, or $11.17 per diluted share.”
“The Transformative Growth strategy is increasing Property-Liability market share and expanding protection offerings. Property-Liability market share increased in non-standard auto and homeowners insurance and in the independent agent channel. Total auto insurance policies in force increased by 1.3%, 2.8% for active brands, versus the prior year. The rollout of new property-liability products, increased advertising, broad distribution and expanded retention programs are expected to drive continued growth. Protection Plans continues to grow internationally with policies in force and revenues increasing by 4.2% and 14.8% respectively over the prior year. The Transformative Growth technology platform also supports accelerated deployment of generative and agentic artificial intelligence to lower costs and reimagine customer value. Allstate will continue to create shareholder value by innovating, embracing change and being the best protection provider,” concluded Wilson.

Third Quarter 2025 Results
•Total revenues of $17.3 billion in the third quarter of 2025 were $628 million or 3.8% higher than the prior year quarter.
•Net income applicable to common shareholders was $3.7 billion in the third quarter of 2025, compared to $1.2 billion in the prior year quarter, reflecting strong operating results across the enterprise.
•Adjusted net income* was $3.0 billion, or $11.17 per diluted share, compared to $1.0 billion in the prior year quarter.
•Adjusted net income return on common shareholders equity* was 34.7%.

Exhibit 99.1

The Allstate Corporation Consolidated Highlights
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except per share data and ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Consolidated revenues	$17,255	$16,627	3.8%	$50,340	$47,600	5.8%
Net income applicable to common shareholders	3,717	1,161	NM	6,362	2,651	140.0%
per diluted common share	13.95	4.33	NM	23.76	9.91	139.8%
Adjusted net income*	2,976	1,048	184.0%	5,516	2,844	94.0%
per diluted common share*	11.17	3.91	185.7%	20.60	10.64	93.6%
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				37.2%	26.1%	11.1
Adjusted net income*				34.7%	26.1%	8.6
Common shares outstanding (in millions)				262.1	264.8	(1.0)%
Book value per common share				$95.95	$70.35	36.4%
Property-Liability insurance premiums earned	14,533	13,694	6.1%	42,906	39,933	7.4%
Property-Liability combined ratio
Recorded	80.1	96.4	(16.3)	89.4	96.9	(7.5)
Underlying combined ratio*	78.7	83.2	(4.5)	80.4	85.1	(4.7)
Catastrophe losses	$558	$1,703	(67.2)%	$4,750	$4,554	4.3%
Total policies in force (in thousands) (1)				209,481	201,787	3.8%
(1)Excludes policies in force related to the employer voluntary benefits and group health businesses sold.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful
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•Property-Liability earned premiums of $14.5 billion increased 6.1% in the third quarter of 2025 compared to the prior year quarter, primarily driven by higher average premiums and policy in force growth. Underwriting income was $2.9 billion compared to $495 million in the prior year quarter.

Property-Liability Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$15,630	$14,707	6.3%	$44,974	$42,169	6.7%
Premiums earned	14,533	13,694	6.1%	42,906	39,933	7.4%
Underwriting income	2,894	495	NM	4,534	1,248	NM
Policies in force (in thousands)				38,056	37,596	1.2%
Recorded combined ratio	80.1	96.4	(16.3)	89.4	96.9	(7.5)
Underlying combined ratio*	78.7	83.2	(4.5)	80.4	85.1	(4.7)
◦Premiums written increased 6.3% compared to the prior year quarter, reflecting higher auto and homeowners insurance average premiums and policies in force.

◦Policies in force increased by 1.2%, led by growth in auto and homeowners insurance policies, partially offset by a 26.9% decline in commercial policies.

◦Allstate-branded Affordable, Simple, Connected auto insurance products are now available in 42 states with the homeowners insurance product available in 24 states. Custom360® middle market standard and preferred auto and homeowners insurance products are available in 34 states for independent agents.

◦Property-Liability combined ratio was 80.1 for the quarter, which was an improvement of 16.3 points versus the prior year quarter due to lower catastrophe losses and the benefit of non-catastrophe reserve releases.

Exhibit 99.1
◦Allstate Protection auto insurance results reflect execution of Transformative Growth, with strong margins and increased new business growth over the prior year.

Allstate Protection Auto Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$9,869	$9,539	3.5%	$29,250	$28,180	3.8%
Premiums earned	9,593	9,270	3.5%	28,468	27,127	4.9%
Underwriting income	1,726	486	NM	3,873	1,207	NM
Policies in force (in thousands)				25,332	24,998	1.3%
Recorded combined ratio	82.0	94.8	(12.8)	86.4	95.6	(9.2)
Underlying combined ratio*	86.0	92.0	(6.0)	88.3	93.5	(5.2)

◦Written and earned premiums grew 3.5% compared to the prior year quarter.

◦Auto insurance rate increases resulted in an annualized premium impact of 0.6% in the third quarter, reflecting continued moderation in loss cost trends.

◦Auto insurance policies in force continue to grow reflecting expanded distribution, increased marketing, new products and sophisticated rating plans. Policies grew by 1.3% as a 23.0% increase in new business was negatively impacted by lower customer retention. Active brand auto insurance polices grew by 2.8%, which was partially offset by decreases in legacy Esurance and Encompass policies.

◦The recorded auto insurance combined ratio of 82.0 in the third quarter of 2025 was a 12.8 point improvement from the prior year quarter, reflecting higher average earned premiums, moderating loss costs and the benefit of non-catastrophe reserve releases.

◦Prior year non-catastrophe reserve reestimates were $480 million in the third quarter, a 5.0 point benefit to the combined ratio, reflecting favorable severity development in personal auto injury and physical damage coverages.

◦The underlying auto insurance combined ratio* of 86.0 in the third quarter of 2025 was a 6.0 point improvement from the prior year quarter, as growth in average earned premiums exceeded improving underlying loss and expense trends per policy. The third quarter underlying auto insurance combined ratio benefited from 2.4 points of favorable development on claims reported in the first and second quarters of 2025.

◦Allstate Protection homeowners insurance generated strong returns and remains an attractive growth opportunity. Underwriting profit of $1.1 billion increased from $60 million in the prior year quarter, supported by lower catastrophes and excellent underlying margins.

Allstate Protection Homeowners Results
	As of or for the three months ended September 30,			As of or for the nine months ended September 30,
($ in millions, except ratios)	2025	2024	% / pts Change	2025	2024	% / pts Change
Premiums written	$4,607	$4,073	13.1%	$12,455	$10,792	15.4%
Premiums earned	3,880	3,403	14.0%	11,308	9,812	15.2%
Underwriting income	1,107	60	NM	580	249	132.9%
Policies in force (in thousands)				7,642	7,483	2.1%
Recorded combined ratio	71.5	98.2	(26.7)	94.9	97.5	(2.6)
Catastrophe Losses	$479	$1,231	(61.1)%	$3,917	$3,402	15.1%
Underlying combined ratio*	59.8	62.1	(2.3)	60.2	63.6	(3.4)

◦Written premiums and earned premiums increased by 13.1% and 14.0% compared to the prior year quarter, respectively, due to higher average premiums and policy in force growth.

Exhibit 99.1
◦A 12.0% increase in Allstate brand homeowners insurance average gross written premium compared to the prior year quarter reflects continued rate increases and higher home replacement costs.

◦Policies in force increased 2.1% compared to the prior year quarter, primarily driven by 3.6% growth in Allstate brand homeowners insurance policies, offset by a reduction in National General legacy products.

◦Catastrophe losses of $479 million in the quarter decreased $752 million compared to the prior year quarter due to fewer and less severe events as well as the absence of any hurricanes and tropical storms.

◦The recorded homeowners insurance combined ratio of 71.5 was 26.7 points below the third quarter of 2024, due to lower catastrophe losses, higher average earned premiums and favorable non-catastrophe frequency trends.

◦The underlying combined ratio* of 59.8 improved by 2.3 points compared to the prior year quarter, primarily driven by higher average premiums and favorable non-catastrophe loss trends.
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•Protection Services continues to broaden protection to customers through five businesses that primarily embed Allstate branded offerings in non-insurance purchases. Revenues increased to $902 million in the third quarter of 2025, 9.7% higher than the prior year quarter, primarily due to Protection Plans. Adjusted net income of $46 million decreased by $12 million compared to the prior year quarter reflecting higher expenses at Arity and increased claims at Protection Plans.

Protection Services Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions)	2025	2024	% / $ Change	2025	2024	% / $ Change
Total revenues (1)	$902	$822	9.7%	$2,629	$2,348	12.0%
Protection Plans	588	512	14.8	1,691	1,459	15.9
Dealer Services	148	146	1.4	442	440	0.5
Roadside	59	53	11.3	170	170	—
Arity	68	74	(8.1)	206	165	24.8
Identity Protection	39	37	5.4	120	114	5.3

Adjusted net income	$46	$58	$(12)	$161	$167	$(6)
Protection Plans	34	39	(5)	130	120	10
Dealer Services	6	5	1	14	17	(3)
Roadside	12	10	2	34	29	5
Arity	(8)	1	(9)	(22)	(5)	(17)
Identity Protection	2	3	(1)	5	6	(1)
(1)Excludes net gains and losses on investments and derivatives.

◦Protection Plans continued to expand distribution relationships and product offerings. Revenue of $588 million increased $76 million, or 14.8%, compared to the prior year quarter primarily due to strong international growth. Adjusted net income of $34 million in the third quarter of 2025 was $5 million lower than the prior year quarter due to increased claims.

◦Dealer Services generated revenue of $148 million and adjusted net income of $6 million, an increase of $1 million compared to the prior year quarter.

◦Roadside revenue of $59 million in the third quarter of 2025 increased 11.3% compared to the prior year quarter reflecting increased bundling with Allstate branded Affordable, Simple, Connected auto insurance products and higher third-party sales. Adjusted net income of $12 million in the second quarter was $2 million higher than the prior year quarter.

◦Arity revenue of $68 million decreased $6 million compared to the prior year quarter due to lower lead generation revenue. Adjusted net loss of $8 million in the third quarter of 2025 compared to $1 million of income in the prior year quarter primarily due to increased operating expenses.

Exhibit 99.1
◦Identity Protection revenue of $39 million in the third quarter of 2025 increased 5.4% compared to the prior year quarter reflecting growth in the employee benefits channel. Adjusted net income of $2 million in the third quarter of 2025 decreased compared to $3 million in the prior year quarter.
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•Allstate Investments uses a proactive approach to balancing risk and return for the $82.3 billion portfolio. Net investment income of $949 million in the third quarter of 2025 increased by $166 million from the prior year quarter due to market-based portfolio growth and higher performance-based income.

Allstate Investment Results
	Three months ended September 30,			Nine months ended September 30,
($ in millions, except ratios)	2025	2024	$ / pts Change	2025	2024	$ / pts Change
Net investment income	$949	$783	$166	$2,557	$2,259	$298
Market-based (1)	780	708	72	2,232	2,001	231
Performance-based (1)	227	143	84	502	451	51
Net gains (losses) on investments and derivatives	$252	$243	$9	$(241)	$(24)	$(217)
Change in unrealized net capital gains and losses, pre-tax (2)	$403	$1,677	$(1,274)	$1,435	$1,252	$183
Total return on investment portfolio (2)	2.0%	3.7%	(1.7)	4.8%	5.0%	(0.2)
Total return on investment portfolio (2) (trailing twelve months)				3.8%	9.4%	(5.6)
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
(2)Includes investments held for sale.

◦Market-based investment income was $780 million in the third quarter of 2025, an increase of $72 million, or 10.2%, compared to the prior year quarter, reflecting increased asset balances and slightly higher yields in the $72.0 billion market-based portfolio.

◦Performance-based investment income totaled $227 million in the third quarter of 2025, an increase of $84 million compared to the prior year quarter primarily due to private equity valuation increases. The overall portfolio allocation to performance-based assets provides a diversifying source of long-term returns; quarterly volatility in reported results is expected.

◦Net gains on investments and derivatives were $252 million in the third quarter of 2025, compared to $243 million in the prior year quarter. Net gains in the third quarter of 2025 were driven by valuation increases on equity investments and fixed income sales.

◦Unrealized net capital gains totaled $452 million (pre-tax), a $403 million improvement to the prior quarter as lower interest rates resulted in higher fixed income valuations.

◦Total return on the investment portfolio was 2.0% for the third quarter and 3.8% for the latest twelve months.

◦Macroeconomic impacts are regularly monitored through our integrated Enterprise Risk and Return Management framework. In the third quarter of 2025, growth exposure was increased through higher allocation to public equity securities and fixed income portfolio duration was lengthened.

Proactive Capital Management
“Strong operating performance resulted in an excellent adjusted net income return on equity* of 34.7% for the latest 12 months,” said John Dugenske, Interim Chief Financial Officer and President, Investments and Corporate Strategy. “Allstate’s capital position is also exceptionally strong, reflecting increased income and the sale of the Employer Voluntary Benefits and Group Health businesses earlier in the year. Total estimated statutory surplus in the insurance companies increased to $22.5 billion and $5.5 billion of assets are held at the holding company. Allstate returned $624 million to common shareholders through a combination of $360 million in share repurchases and $264 million in common shareholder dividends in the third quarter. Total cash returned to shareholders was $1.8 billion over the latest twelve months which is 3.5% of the average market value of common equity. Allstate remains focused on deploying capital to profitably grow the business, generate investment returns and create value for shareholders.”

Exhibit 99.1
Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, November 6. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices, and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate has more than 209 policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	September 30, 2025	December 31, 2024
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $56,732 and $53,616)	$57,186	$52,747
Equity securities, at fair value (cost $4,943 and $4,329)	5,338	4,463
Mortgage loans, net	831	784
Limited partnership interests	9,213	9,255
Short-term, at fair value (amortized cost $8,743 and $4,539)	8,743	4,537
Other investments, net	1,017	824
Total investments	82,328	72,610
Cash	931	704
Premium installment receivables, net	11,745	10,614
Deferred policy acquisition costs	6,095	5,773
Reinsurance and indemnification recoverables, net	9,519	8,924
Accrued investment income	617	615
Deferred income taxes	—	231
Property and equipment, net	601	669
Goodwill	3,118	3,245
Other assets, net	5,448	5,140
Assets held for sale	—	3,092
Total assets	$120,402	$111,617
Liabilities
Reserve for property and casualty insurance claims and claims expense	$43,103	$41,917
Unearned premiums	29,157	26,909
Claim payments outstanding	1,554	1,567
Deferred income taxes	311	—
Other liabilities and accrued expenses	10,699	9,659
Debt	8,089	8,085
Liabilities held for sale	—	2,113
Total liabilities	92,913	90,250
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 262 million and 265 million shares outstanding	9	9
Additional capital paid-in	4,117	4,029
Retained income	58,853	53,288
Treasury stock, at cost (638 million and 635 million shares)	(37,773)	(36,996)
Accumulated other comprehensive income (loss):
Unrealized net capital gains and losses	351	(771)
Unrealized foreign currency translation adjustments	(66)	(145)
Unamortized pension and other postretirement prior service credit	10	11
Discount rate for reserve for future policy benefits	3	16
Total accumulated other comprehensive income (loss)	298	(889)
Total Allstate shareholders’ equity	27,505	21,442
Noncontrolling interest	(16)	(75)
Total equity	27,489	21,367
Total liabilities and equity	$120,402	$111,617

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Revenues
Property and casualty insurance premiums	$15,253	$14,333	$44,992	$41,797
Accident and health insurance premiums and contract charges	110	487	832	1,439
Other revenue	691	781	2,200	2,129
Net investment income	949	783	2,557	2,259
Net gains (losses) on investments and derivatives	252	243	(241)	(24)
Total revenues	17,255	16,627	50,340	47,600

Costs and expenses
Property and casualty insurance claims and claims expense	8,654	10,409	29,718	30,711
Accident, health and other policy benefits	67	317	588	904
Amortization of deferred policy acquisition costs	2,101	2,037	6,264	5,977
Operating costs and expenses	2,265	2,217	6,645	6,121
Pension and other postretirement remeasurement (gains) losses	(108)	26	(30)	15
Restructuring and related charges	17	28	48	51
Amortization of purchased intangibles	59	71	175	210
Interest expense	101	104	301	299
Total costs and expenses	13,156	15,209	43,709	44,288

Gain on disposition of operations	720	—	1,610	—

Income from operations before income tax expense	4,819	1,418	8,241	3,312

Income tax expense	1,075	254	1,802	603

Net income	3,744	1,164	6,439	2,709

Less: Net loss attributable to noncontrolling interest	(2)	(26)	(11)	(30)

Net income attributable to Allstate	3,746	1,190	6,450	2,739

Less: Preferred stock dividends	29	29	88	88

Net income applicable to common shareholders	$3,717	$1,161	$6,362	$2,651

Earnings per common share:
Net income applicable to common shareholders per common share - Basic	$14.13	$4.39	$24.07	$10.04
Weighted average common shares - Basic	263.1	264.6	264.3	264.1
Net income applicable to common shareholders per common share - Diluted	$13.95	$4.33	$23.76	$9.91
Weighted average common shares - Diluted	266.4	268.0	267.8	267.4

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income (loss) is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended September 30,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$3,717	$1,161	$13.95	$4.33
Net (gains) losses on investments and derivatives	(252)	(243)	(0.95)	(0.91)
Pension and other postretirement remeasurement (gains) losses	(108)	26	(0.40)	0.10
Amortization of purchased intangibles	59	71	0.22	0.26
Gain on disposition	(723)	(1)	(2.71)	—
Income tax expense (benefit)	283	34	1.06	0.13
Adjusted net income *	$2,976	$1,048	$11.17	$3.91

	Nine months ended September 30,
	2025	2024	2025	2024
	Consolidated		Per diluted common share
Net income applicable to common shareholders	$6,362	$2,651	$23.76	$9.91
Net (gains) losses on investments and derivatives	241	24	0.90	0.09
Pension and other postretirement remeasurement (gains) losses	(30)	15	(0.11)	0.06
Amortization of purchased intangibles	175	210	0.65	0.79
Gain on disposition	(1,616)	(6)	(6.03)	(0.02)
Income tax expense (benefit)	384	(50)	1.43	(0.19)
Adjusted net income *	$5,516	$2,844	$20.60	$10.64

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2025	2024
Return on Allstate common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$8,261	$4,111
Denominator:
Beginning Allstate common shareholders’ equity	$18,876	$12,592
Ending Allstate common shareholders’ equity (1)	25,504	18,876
Average Allstate common shareholders’ equity	$22,190	$15,734
Return on Allstate common shareholders’ equity	37.2%	26.1%

($ in millions)	For the twelve months ended September 30,
	2025	2024
Adjusted net income return on Allstate common shareholders’ equity
Numerator:
Adjusted net income *	$7,578	$4,385

Denominator:
Beginning Allstate common shareholders’ equity	$18,876	$12,592
Less: Unrealized net capital gains and losses	361	(2,512)
Adjusted beginning Allstate common shareholders’ equity	18,515	15,104

Ending Allstate common shareholders’ equity (1)	25,504	18,876
Less: Unrealized net capital gains and losses	351	361
Adjusted ending Allstate common shareholders’ equity	25,153	18,515
Average adjusted Allstate common shareholders’ equity	$21,834	$16,810
Adjusted net income return on Allstate common shareholders’ equity *	34.7%	26.1%
_____________
(1) Excludes equity related to preferred stock of $2,001 million for both periods shown.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Combined ratio	80.1	96.4	89.4	96.9
Effect of catastrophe losses	(3.8)	(12.4)	(11.1)	(11.4)
Effect of prior year non-catastrophe reserve reestimates	2.7	(0.4)	2.4	—
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.4)
Underlying combined ratio*	78.7	83.2	80.4	85.1

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.1)	(0.8)

Allstate Protection - Auto Insurance	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Combined ratio	82.0	94.8	86.4	95.6
Effect of catastrophe losses	(0.7)	(3.0)	(1.7)	(2.7)
Effect of prior year non-catastrophe reserve reestimates	5.0	0.6	4.0	1.0
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.4)	(0.4)
Underlying combined ratio*	86.0	92.0	88.3	93.5

Effect of prior year catastrophe reserve reestimates	—	(0.1)	(0.1)	(0.1)

Allstate Protection - Homeowners Insurance	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Combined ratio	71.5	98.2	94.9	97.5
Effect of catastrophe losses	(12.3)	(36.2)	(34.6)	(34.7)
Effect of prior year non-catastrophe reserve reestimates	1.0	0.4	0.3	1.1
Effect of amortization of purchased intangibles	(0.4)	(0.3)	(0.4)	(0.3)
Underlying combined ratio*	59.8	62.1	60.2	63.6

Effect of prior year catastrophe reserve reestimates	(0.4)	—	—	(2.8)

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